Exhibit 99.1

EQT Reports Year-End 2016 Earnings

Record sales of produced natural gas

PITTSBURGH--(BUSINESS WIRE)--February 2, 2017--EQT Corporation (NYSE: EQT) today announced 2016 net loss attributable to EQT of $453.0 million, or $2.71 loss per diluted share, compared to net income attributable to EQT of $85.2 million, or $0.56 per diluted share in the previous year. Net cash provided by operating activities was $1,064.3 million in 2016, compared to $1,216.9 million the previous year. Adjusted net loss during 2016 was $54.3 million, compared to adjusted net income of $115.2 million in 2015, after considering several items that affect direct year-over-year comparability. Adjusted loss per share for the year was $0.33, compared to adjusted earnings per share (EPS) of $0.75 in 2015; and adjusted operating cash flow attributable to EQT was $816.0 million, compared to $825.4 million in 2015, resulting from a lower average realized price, which offset the 26% sales volume growth.

The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures, as well as important disclosures regarding certain projected non-GAAP financial measures and the items affecting comparability of results. Effective December 31, 2016, EQT changed its reporting segments to align its reporting structure with EQT Midstream Partners (EQM) operations. As a result, EQT Midstream has been replaced with EQT Gathering and EQT Transmission, which are equivalent to EQM's reporting segments. Operations formerly reported in EQT Midstream that are not included in EQM have been moved to the EQT Production segment. Financial information for all periods presented has been recast to reflect this segment change.

Fourth quarter 2016 net loss attributable to EQT was $192.0 million, or $1.11 loss per share, compared to a net loss attributable to EQT of $134.6 million, or $0.88 loss per share in the fourth quarter of 2015. Net cash provided by operating activities was $296.6 million, compared to $316.7 million. Adjusted net income was $43.8 million, compared to adjusted net loss of $10.5 million; and adjusted EPS was $0.25, up from adjusted loss per share of $0.07. Adjusted operating cash flow attributable to EQT was $326.9 million, versus $239.1 million. Sales volume was 28% higher, while average realized prices were 4% lower.

Highlights for 2016:

  Production sales volume was 26% higher
  Gathered volume was 21% higher
  Acquired 145,500 net Marcellus acres, with 92,300 net Utica acres
  Ohio Valley Connector placed in-service
  Distributions to EQT from EQGP totaled $150 million
  Cash and marketable securities at year-end were $1.4 billion (excluding EQM)

RESULTS BY BUSINESS

EQT PRODUCTION

With its continued focus on the Marcellus shale, EQT Production achieved record production sales volume of 759.0 Bcfe for 2016, representing a 26% increase over 2015.

EQT Production’s operating loss totaled $719.7 million for 2016, compared to operating income of $132.0 million in 2015, primarily due to a loss on derivatives not designated as hedges in 2016, compared to gains on derivatives not designated as hedges in 2015. This $634.8 million year-over-year difference resulted from the impact of commodity price changes on the Company’s mark-to-market derivative portfolio. Increased sales volume was more than offset by a lower average realized price and increased operating expenses. Operating revenue totaled $1,387.1 million in 2016, compared to $2,131.7 million in 2015.

EQT Production’s adjusted operating loss, a non-GAAP financial measure, totaled $164.0 million in 2016, compared to adjusted operating income of $108.5 million in 2015. Production’s adjusted operating revenue, a non-GAAP financial measure, which excludes the impact of non-cash derivatives, was $1,872.3 million, or $10.2 million higher than the previous year. The average realized price for 2016, including cash settled derivatives, was $2.47 per Mcfe, 20% lower than the $3.09 per Mcfe realized in 2015.

Consistent with the significant growth in sales volume and increased drilling activity, EQT Production’s 2016 operating expense was $2,114.8 million, which was $115.1 million higher than in 2015. Specifically, depreciation, depletion, and amortization expense (DD&A) was $93.7 million higher; gathering expense was $83.2 million higher; transmission expense was $73.2 million higher; processing expense was $24.6 million higher; and selling, general and administrative expense (SG&A) was $7.7 million higher. Exploration expense was $48.6 million lower primarily due to decreased lease expirations and expenses related to exploratory wells in 2015. Per unit lease operating expense (LOE), including production taxes, was 21% lower, as volume increased more than expenses.

EQT Production’s operating loss totaled $251.1 million for the fourth quarter of 2016, compared to an operating loss of $72.3 million in 2015. Operating revenue totaled $318.3 million for the quarter, which was $227.8 million lower than the same quarter in 2015. Increased sales volume was more than offset by a loss on derivatives not designated as hedges.

Production sales volume totaled 198.4 Bcfe in the fourth quarter 2016, 28% higher than the fourth quarter 2015. Adjusted operating income for the quarter was $32.1 million, compared to adjusted operating income of $1.8 million. EQT Production adjusted operating revenue for the quarter was $578.5 million, which was $110.3 million higher than the same period last year, primarily due to the increase in sales volume. Operating expenses for the quarter were $577.4 million, which was 7% lower than 2015.

The Company drilled (spud) 135 gross wells during 2016, including 117 Marcellus wells, with an average expected length-of-pay of 7,300 feet; 13 Upper Devonian wells, with an average expected length-of-pay of 9,800 feet; and four Utica wells, with an average expected length-of-pay of 6,100 feet.

EQT GATHERING

EQT Gathering 2016 operating income was $289.0 million, $45.8 million higher than 2015. Firm reservation fee revenue was $339.2 million in 2016, a $71.7 million increase over 2015. Operating revenue was $397.5 million, a $62.4 million increase over 2015, primarily as a result of higher affiliate and third-party volumes gathered in 2016 compared to 2015, driven by production development in the Marcellus Shale.

EQT Gathering operating expenses were $108.5 million, a $16.6 million increase over 2015. Specifically, SG&A was $9.2 million higher; depreciation and amortization were $6.1 million higher; and operating and maintenance expense (O&M) was $1.4 million higher.

EQT Gathering’s fourth quarter 2016 operating income was $70.8 million, $2.8 million higher than the fourth quarter of 2015. Operating revenue was $100.2 million, $9.5 million higher.

EQT TRANSMISSION

EQT Transmission 2016 operating income was $237.9 million, $30.1 million higher than 2015. Firm reservation revenue was $277.8 million in 2016, a $30.6 million increase over 2015. Operating revenue was $338.1 million, a $40.3 million increase over 2015, as a result of affiliates contracting for additional capacity under firm contracts, primarily on the Ohio Valley Connector, which was placed in-service October 1, 2016. Usage fees under firm contracts were $3.0 million higher, driven by an increase in affiliate volumes associated with increased production development in the Marcellus Shale.

Operating expenses were $100.2 million, $10.1 million higher than 2015. Depreciation and amortization were $6.7 million higher; O&M was $1.8 million higher; and SG&A was $1.7 million higher.

EQT Transmission’s fourth quarter 2016 operating income was $63.8 million, $6.8 million higher than the fourth quarter of 2015. Total operating revenue was $94.8 million, $14.8 million higher.

OTHER BUSINESS

2016 Capital Expenditures

EQT invested $2,074 million in production capital projects during 2016 – including $1,284 million for property acquisitions and $783 million for well development.

2016 Reserves Report

In a separate news release issued today, EQT reported total proved reserves at December 31, 2016, of 13.5 Tcfe, a 35% increase over 2015; and proved developed reserves totaled 6.8 Tcfe, a 9% increase over last year.

Common Stock Offerings

In 2016, EQT completed two common stock offerings with proceeds totaling $1.2 billion.

Marcellus Acreage Acquisitions

During the third quarter of 2016, the Company acquired approximately 62,500 net Marcellus acres in northern West Virginia for $373 million. The acquisition also includes drilling rights on an estimated 53,000 net acres in the Utica.

During the fourth quarter of 2016, the Company acquired approximately 42,600 net Marcellus acres in West Virginia for $508 million; and approximately 17,000 net Marcellus acres located in southwestern Pennsylvania for $170 million. The acquisitions also include drilling rights on an estimated 39,300 net acres in the Utica.

Asset Sale to EQT Midstream Partners

Effective October 1, 2016, EQT sold the Allegheny Valley Connector transmission and storage system, along with several Marcellus gathering systems, to EQM for $275 million.

Pipeline Divestiture

In the fourth quarter of 2016, the Company sold a gathering system to a third-party for $75.0 million.

Asset Impairments and Drilling Costs

During 2016, the Company recognized $75.4 million in total charges (detailed below) related to impairment of long-lived assets and leases. The Company recognized $69.9 million of these expenses in the fourth quarter.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2016	2015	2016	2015
Production impairment
Utica Ohio	$-	$-	$-	$4,252
Permian	-	94,313	-	94,313
Other leases	6,939	19,703	6,939	19,703
Processing equipment	-	4,201	-	4,201
Production SG&A	-	774	-	13,085
Production Exploratory	3,248	27,833	8,747	54,971
Production Total	10,187	146,824	15,686	190,525

Other Impairment*	59,748	-	59,748	-

Total	$69,935	$146,824	$75,434	$190,525
*	Other impairment is related to gathering assets sold to EQM in the fourth quarter of 2016. This impairment is included in unallocated expenses in operating income.

EQT Midstream Partners, LP (NYSE: EQM) / EQT GP Holdings, LP (NYSE: EQGP)

On January 19, 2017, EQM announced a cash distribution to its unitholders of $0.85 per unit for the fourth quarter 2016. EQGP also announced a cash distribution to its unitholders of $0.177 per unit for the fourth quarter 2016.

The fourth quarter and year-end 2016 financial results for EQM and EQGP were released today and provide operational results, as well as updates on significant midstream projects under development by EQM. This news release is available at www.eqtmidstreampartners.com.

Calculation of Net Income Attributable to Noncontrolling Interest

The results of EQGP and EQM are consolidated in EQT’s results. For the year ended December 31, 2016, EQT reported net income of $321.9 million attributable to the publicly held partnership interests in EQGP and EQM.

(thousands)	Year Ended December 31, 2016
EQM net income	$537,954
Less: Pre-acquisition income allocated to parent	21,861
Less: General Partner interest (including incentive distribution rights)	102,741
Limited Partner interest in net income	$413,352

EQM LP units
Publicly owned (72.8%)	$300,815
EQGP owned (27.2%)	112,537
Limited Partner interest in net income	$413,352

EQGP net income
EQM LP unit ownership	$112,537
EQM GP unit ownership (including incentive distribution rights)	102,741
EQGP incremental expenses	(2,960)
Limited Partner interest in net income	$212,318

EQGP units
Publicly owned LP (9.9%)	$21,105
EQT owned LP (90.1%)	191,213
Limited Partner interest in net income	$212,318

Noncontrolling interest in EQT earnings
EQM publicly-owned LP units	$300,815
EQGP publicly-owned LP units	21,105
Net income attributable to noncontrolling interest	$321,920

Hedging

The Company's total natural gas production hedge position through 2019 is:

	2017	2018		2019
NYMEX Swaps
Total Volume (Bcf)	362		135		19
Average Price per Mcf (NYMEX)	$3.35		$3.14		$3.12

Collars
Total Volume (Bcf)	22		−		−
Average Floor Price per Mcf (NYMEX)	$3.03	$	−	$	−
Average Cap Price per Mcf (NYMEX)	$3.94	$	−	$	−

  The Company also sold calendar year 2017 and 2018 calls for approximately 32 Bcf and 16 Bcf, respectively, at strike prices of $3.53 per Mcf and $3.48 per Mcf, respectively
  For 2017 and 2018, the Company sold puts for approximately 3 Bcf at a strike price of $2.63 per Mcf
  The average price is based on a conversion rate of 1.05 MMBtu/Mcf

Operating (Loss) Income

The Company reports operating (loss) income by segment in this news release. Interest, income taxes, and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments.

The following table reconciles operating (loss) income by segment, as reported in this news release, to the consolidated operating (loss) income reported in the Company’s financial statements:

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2016	2015	2016	2015
Operating (loss) income:
EQT Production	$(251,053)	$(72,254)	$(719,731)	$132,008
EQT Gathering	70,753	67,931	289,027	243,257
EQT Transmission	63,837	56,994	237,922	207,779
Unallocated expense	(73,003)	(7,380)	(85,518)	(19,905)
Operating (loss) income	$(189,466)	$45,291	$(278,300)	$563,139

Unallocated expenses consist primarily of an impairment on gathering assets sold to EQM in 2016, incentive compensation expense, and administrative costs.

Marcellus Horizontal Well Status (cumulative since inception)

	As of 12/31/16		As of 9/30/16		As of 6/30/16	As of 3/31/16	As of 12/31/15
Wells drilled (spud)	1,046	*	949	*	896	869	854
Wells online	875		816		774	735	693
Wells complete, not online	21		32		34	45	57
Wells drilled, uncompleted	150		101		88	89	104
*Includes wells acquired in 2016

NON-GAAP DISCLOSURES

Adjusted Net Income (Loss) Attributable to EQT and Adjusted Earnings (Loss) per Diluted Share

Adjusted net income (loss) attributable to EQT and adjusted earnings (loss) per diluted share are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income (loss) attributable to EQT and adjusted earnings (loss) per diluted share should not be considered as alternatives to net (loss) income attributable to EQT or (loss) earnings per diluted share presented in accordance with GAAP. Adjusted net income (loss) attributable to EQT as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, gain on sale of assets, asset impairments and drilling costs, Huron restructuring charges, and pension settlement charges. Management utilizes adjusted net income (loss) attributable to EQT to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus, the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results. Management believes that adjusted net income (loss) attributable to EQT as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted earnings (loss) per diluted share with net (loss) income attributable to EQT and (loss) earnings per diluted share as derived from the statements of consolidated operations to be included in EQT’s report on Form 10-K for the year ended December 31, 2016.

	Three Months Ended December 31,		Year Ended December 31,
(thousands, except per share information)	2016	2015	2016	2015
Net (loss) income attributable to EQT, as reported	$(191,958)	$(134,579)	$(452,983)	$85,171
Add back / (deduct):
Asset impairments and drilling costs	69,935	146,824	75,434	190,525
Huron restructuring charges	-	-	4,360	-
Loss (gain) on derivatives not designated as hedges	216,649	(176,648)	248,991	(385,762)
Cash settlements received on derivatives not designated as hedges	56,909	101,219	279,425	172,093
Premiums (paid) received for derivatives that settled during the period	(558)	2,690	(2,132)	(364)
Gain on sale	(8,025)	-	(8,025)	-
Pension settlement charge	-	-	9,403	-
Tax impact of non-GAAP items*	(134,634)	(29,782)	(244,197)	9,450
Subtotal	$8,318	$(90,276)	$(89,724)	$71,113
Tax expense (benefit) related to regulatory asset	35,438	275	35,438	(35,438)
Valuation allowance	-	79,531	-	79,531
Adjusted net income (loss) attributable to EQT	$43,756	$(10,470)	$(54,286)	$115,206
Diluted weighted average common shares outstanding	173,688	152,633	166,978	152,939
Diluted EPS, as adjusted	$0.25	$(0.07)	$(0.33)	$0.75
*

A tax rate of 40.2% for the three and twelve months ended December 31, 2016 and 2015, was applied to the items under the caption “Add back (deduct)”. This represents the incremental deferred tax (expense) benefit that would have been incurred had these items been excluded from net (loss) income attributable to EQT.

Operating Cash Flow and Adjusted Operating Cash Flow Attributable to EQT

Operating cash flow and adjusted operating cash flow attributable to EQT are non-GAAP supplemental financial measures that are presented as indicators of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT excludes the noncontrolling interest portion of adjusted EQT Midstream Partners EBITDA (a non-GAAP supplemental financial measure reconciled below). Management believes that removing the impact on operating cash flows of the public unitholders of EQGP and EQM that is otherwise required to be consolidated in EQT’s results provides useful information to an EQT investor. Operating cash flow and adjusted operating cash flow attributable to EQT should not be considered as alternatives to net cash provided by operating activities presented in accordance with GAAP. The tables below reconcile operating cash flow and adjusted operating cash flow attributable to EQT with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s report on Form 10-K for the year ended December 31, 2016.

	Three Months Ended December 31,		Years Ended December 31,
(thousands)	2016	2015	2016	2015
Net (loss) income	$(108,785)	$(63,262)	$(131,063)	$321,886
Add back / (deduct):
Depreciation, depletion and amortization	244,972	219,425	927,920	819,216
Asset and lease impairments, non-cash	69,935	147,238	75,434	182,242
Deferred income tax (benefit) expense	(34,522)	96,834	(180,261)	17,876
Loss (gain) on derivatives not designated as hedges	216,649	(176,648)	248,991	(385,762)
Cash settlements received on derivatives not designated as hedges	56,909	101,219	279,425	172,093
Non-cash incentive compensation	10,054	17,007	44,605	58,629
Pension settlement charge	-	-	9,403	-
Other items, net	(13,827)	(3,318)	(35,862)	(11,856)
Operating cash flow:	$441,385	$338,495	$1,238,592	$1,174,324

(Deduct) / add back:
Changes in other assets and liabilities	(144,764)	(21,773)	(174,272)	42,616
Net cash provided by operating activities	$296,621	$316,722	$1,064,320	$1,216,940

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2016	2015	2016	2015
Operating cash flow (a non-GAAP measure reconciled above)	$441,385	$338,495	$1,238,592	$1,174,324
(Deduct) / add back:
EQT Midstream Partners adjusted EBITDA(1)	(156,868)	(128,611)	(572,611)	(449,015)
Cash distribution payable to EQT (2)	42,430	29,245	150,062	100,101
Adjusted operating cash flow attributable to EQT	$326,947	$239,129	$816,043	$825,410

(1)	EQT Midstream Partners adjusted EBITDA is a non-GAAP supplemental financial measure reconciled in this section.
(2)	Cash distribution payable to EQT for the three and twelve months ended December 31, 2016 and 2015, represents the distribution payable from EQGP to EQT.

EQT has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted operating cash flow attributable to EQT to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. EQT is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQT is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, three or more months in advance. Furthermore, EQT does not provide guidance with respect to its average realized price or income taxes, among other items, that are reconciling items between net cash provided by operating activities and adjusted operating cash flow attributable to EQT. Natural gas prices are volatile and out of EQT’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, EQT is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted operating cash flow attributable to EQT to projected net cash provided by operating activities, without unreasonable effort.

EQT Production Adjusted Operating Revenues

The table below reconciles EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure, to EQT Corporation total operating revenues as reported in the Statements of Consolidated Operations, its most directly comparable financial measure calculated in accordance with GAAP.

EQT Production adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is presented because it is an important measure used by the Company’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating revenues as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and the revenue impact of certain pipeline and net marketing services. Management utilizes EQT Production adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus does not impact the revenue from natural gas sales with the often volatile fluctuations in the fair value of derivatives prior to settlement. EQT Production adjusted operating revenues also excludes "Pipeline and net marketing services" because management considers these revenues to be unrelated to the revenues for its natural gas and liquids production. "Pipeline and net marketing services" primarily includes revenues for gathering services provided to third-parties, as well as both the cost of and recoveries on third-party pipeline capacity not used for EQT Production sales volume. Management further believes that EQT Production adjusted operating revenues, as presented, provide useful information to investors for evaluating period-over-period earnings trends.

Calculation of EQT Production adjusted operating revenues	Three Months Ended December 31,		Year Ended December 31,
$ in thousands (unless noted)	2016	2015	2016	2015
EQT Production total operating revenues, as reported on segment page	$318,302	$546,125	$1,387,054	$2,131,664
Add back / (deduct):
Loss (gain) on derivatives not designated as hedges	216,649	(176,648)	248,991	(385,762)
Net cash settlements received on derivatives not designated as hedges	56,909	101,219	279,425	172,093
Premiums (paid) received for derivatives that settled during the period	(558)	2,690	(2,132)	(364)
Pipeline and net marketing services	(12,852)	(5,223)	(41,048)	(55,542)
EQT Production adjusted operating revenues, a non-GAAP financial measure	$578,450	$468,163	$1,872,290	$1,862,089

Total sales volume (MMcfe)	198,399	154,537	758,967	603,082

Average realized price to EQT Production ($/Mcfe)	$2.92	$3.03	$2.47	$3.09

EQT Production total operating revenues, as reported on segment page	$318,302	$546,125	$1,387,054	$2,131,664
EQT Gathering total operating revenues, as reported on segment page	100,189	90,701	397,494	335,105
EQT Transmission total operating revenues, as reported on segment page	94,825	80,012	338,120	297,831
Less: intersegment revenues, net	(134,294)	(115,458)	(514,320)	(424,838)
EQT Corporation total operating revenues, as reported in accordance with GAAP	$379,022	$601,380	$1,608,348	$2,339,762

EQT Production Adjusted Operating Income (Loss)

The table below reconciles EQT Production adjusted operating income (loss), a non-GAAP supplemental financial measure, to EQT Corporation operating (loss) income, as derived from the statements of consolidated operations to be included in EQT’s report on Form 10-K for the year ended December 31, 2016.

EQT Production adjusted operating income (loss) is presented because it is an important measure used by EQT’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating income (loss) should not be considered as an alternative to EQT Corporation operating (loss) income presented in accordance with GAAP. EQT Production adjusted operating income (loss) as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, impairment and drilling costs, pension settlement charges, and Huron restructuring charges. Management utilizes EQT Production adjusted operating income (loss) to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results. Management believes that EQT Production adjusted operating income (loss) as presented provides useful information for investors for evaluating period-over-period earnings.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2016	2015	2016	2015
EQT Corporation operating (loss) income, as reported in accordance with GAAP	$(189,466)	$45,291	$(278,300)	$563,139
Add back / (deduct):
Unallocated expense	73,003	7,380	85,518	19,905
EQT Gathering operating income, as reported on segment page	(70,753)	(67,931)	(289,027)	(243,257)
EQT Transmission operating income, as reported on segment page	(63,837)	(56,994)	(237,922)	(207,779)
EQT Production operating (loss) income, as reported on segment page	$(251,053)	$(72,254)	$(719,731)	$132,008
Add back / (deduct):
Loss (gain) on derivatives not designated as hedges	216,649	(176,648)	248,991	(385,762)
Net cash settlements received on derivatives not designated as hedges	56,909	101,219	279,425	172,093
Premiums (paid) received for derivatives that settled during the period	(558)	2,690	(2,132)	(364)
Asset impairments and drilling costs	10,187	146,824	15,686	190,525
Pension settlement charge	-	-	9,403	-
Huron restructuring charges	-	-	4,360	-
EQT Production adjusted operating income (loss)	$32,134	$1,831	$(163,998)	$108,500

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

As used in this news release, EBITDA is defined as earnings before interest, taxes, depreciation and amortization expense. EBITDA is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that EQT’s management and external users of EQT’s financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess: (i) EQT’s performance versus prior periods; (ii) EQT’s operating performance as compared to other companies in its industry; (iii) the ability of EQT’s assets to generate sufficient cash flow to make distributions to its investors; (iv) EQT’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT has not provided projected net (loss) income or reconciliations of projected EBITDA to projected net (loss) income, the most comparable financial measure calculated in accordance with GAAP. EQT does not provide guidance with respect to its average realized price or income taxes, among other items, that are reconciling items between EBITDA and net (loss) income. Natural gas prices are volatile and out of EQT’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Further, management believes a reliable forecasted effective tax rate is not available because small fluctuations in estimated “ordinary” income would result in significant changes in the estimated annual effective tax rate for 2017. Consequently, EQT is not able to provide a projected net (loss) income that would be useful to investors. Therefore, projected net (loss) income and reconciliations of projected EBITDA to projected net (loss) income are not available without unreasonable effort.

EQT Midstream Partners Adjusted EBITDA

As used in this news release, EQT Midstream Partners adjusted EBITDA means EQM’s net income plus EQM’s net interest expense, depreciation and amortization expense, income tax expense (if applicable), preferred interest payments received post-conversion, and non-cash long-term compensation expense (if applicable) less EQM’s equity income, AFUDC-equity, capital lease payments, and adjusted EBITDA for assets prior to acquisition dates. EQT Midstream Partners adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that EQT Midstream Partners adjusted EBITDA provides useful information to investors in assessing EQT's financial condition and results of operations. EQT Midstream Partners adjusted EBITDA should not be considered as an alternative to EQM’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. EQT Midstream Partners adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect EQM's net income. Additionally, because EQT Midstream Partners adjusted EBITDA may be defined differently by other companies in EQT's or EQM's industries, the definition of EQT Midstream Partners adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles EQT Midstream Partners adjusted EBITDA with EQM’s net income, as derived from the statements of consolidated operations to be included in EQM’s report on Form 10-K for the year ended December 31, 2016.

EQM is unable to provide a reconciliation of projected EQT Midstream Partners adjusted EBITDA to projected EQM net income, the most comparable financial measure calculated in accordance with GAAP, because EQM does not provide guidance with respect to the intra-year timing of its or Mountain Valley Pipeline, LLC’s capital spending, which impact AFUDC-debt and equity as well as equity earnings, among other items, that are reconciling items between EQT Midstream Partners adjusted EBITDA and EQM net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of EQM net income and EQT Midstream Partners adjusted EBITDA to allow for the variability in the timing of capital spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected EQT Midstream Partners adjusted EBITDA to projected EQM net income is not available without unreasonable effort.

	Three Months Ended December 31,		Year Ended December 31,
(thousands)	2016	2015	2016	2015
Net income	$135,700	$120,321	$537,954	$455,126
Add back:
Net interest expense	5,318	4,982	16,766	21,345
Depreciation and amortization expense	19,514	13,013	62,691	49,895
Income tax expense (benefit)	–	3,281	10,147	(16,741)
Preferred interest payments received post conversion (a)	2,764	–	2,764	–
Non-cash long-term compensation expense	–	334	195	1,467
Less:
Equity income	(3,759)	(1,220)	(9,898)	(2,367)
AFUDC - equity	(2,669)	(2,439)	(19,402)	(6,327)
Pre-acquisition capital lease payments for AVC (b)	–	(6,710)	(17,186)	(22,059)
Adjusted EBITDA attributable to NWV Gathering (as defined below) prior to acquisition (c)	–	–	–	(19,841)
Adjusted EBITDA attributable to Rager Mountain Storage Company, LLC (Rager) and certain gathering assets prior to acquisition (d)	–	(2,951)	(11,420)	(11,483)
EQT Midstream Partners Adjusted EBITDA	$156,868	$128,611	$572,611	$449,015

(a)	In conjunction with the acquisition of Rager and certain gathering assets, the operating agreement of EQT Energy Supply, LLC (EES) was amended and the accounting for EQM's preferred interest in EES converted from a cost method investment to a note receivable effective October 1, 2016. There were no changes in the cash payments; however, distributions from EES subsequent to this amendment were recorded partly as a reduction in the note receivable and partly as interest income, which is included in net interest expense in EQM’s statements of consolidated operations. Distributions received from EES prior to this amendment in 2016 were included in other income in EQM’s statements of consolidated operations. The calculation of adjusted EBITDA changed from the prior period to reflect the cash payments from the preferred interest in a consistent manner despite the change in accounting treatment.

(b)	Reflects capital lease payments due under the lease. These lease payments were generally made monthly on a one-month lag prior to EQM’s acquisition of Allegheny Valley Connector, LLC (AVC).

(c)	Adjusted EBITDA attributable to the Northern West Virginia Gathering System (NWV Gathering) prior to acquisition for the periods presented was excluded from EQM’s adjusted EBITDA calculations as these amounts were generated by NWV Gathering prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM’s unitholders. Adjusted EBITDA attributable to NWV Gathering prior to acquisition for the year ended December 31, 2015, was calculated as net income of $11.1 million plus depreciation and amortization expense of $2.0 million plus income tax expense of $6.7 million.

(d)	Adjusted EBITDA attributable to AVC, excluding income tax expense and AFUDC-equity, was previously included in EQM's results as a result of the capital lease and was eliminated from EQT Midstream Partners adjusted EBITDA by subtracting the capital lease payment; therefore, there is no adjustment for AVC's adjusted EBITDA prior to acquisition other than the capital lease payments, income tax expense, and AFUDC-equity. Adjusted EBITDA attributable to Rager and the gathering assets prior to EQT’s sale to EQM in October 2016 for the periods presented was excluded from the EQT Midstream Partners adjusted EBITDA calculations as these amounts were generated by Rager and the gathering assets prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM’s unitholders. Adjusted EBITDA attributable to Rager and the gathering assets prior to acquisition for the years ended December 31, 2016 and 2015 was calculated as net income of $1.3 million and $34.2 million, respectively, plus depreciation and amortization expense of $2.1 million and $2.5 million, respectively, plus income tax expense (benefit) of $10.1 million and $(23.4 million), respectively, less interest income of $0.5 million and $1.1 million, respectively, less AFUDC - equity of $1.6 million and $0.7 million, respectively. Adjusted EBITDA attributable to Rager and the gathering assets prior to acquisition for the three months ended December 31, 2015, was calculated as net income of $0.1 million, plus depreciation and amortization expense of $0.5 million, plus income tax expense of $3.3 million, less interest income of $0.5 million, less AFUDC - equity of $0.4 million.

Fourth Quarter and Year-End 2016 Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com, and on the investor information page of the Company’s web site at ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP and EQT GP Holdings, LP, for which EQT Corporation is the parent company, will also host a joint conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP. EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

EQT Management speaks to investors from time-to-time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relations website at http://ir.eqt.com.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus, Upper Devonian, Utica, and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled and number and type of drilling rigs); projected natural gas prices, basis and average differential; total resource potential, reserves, EUR, expected decline curve and reserve replacement ratio; projected Company and third party production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs and well costs; projected pipeline and net marketing services revenues; projected gathering and transmission volume and growth rates; the Company’s access to, and timing of, capacity on pipelines; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Mountain Valley Pipeline (MVP) project; the ultimate terms, partners and structure of the MVP joint venture; technology (including drilling and completion techniques); projected EBITDA; acquisition transactions; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; the projected cash flows resulting from the Company’s limited partner interests in EQGP; internal rate of return (IRR) and returns per well; projected capital contributions and expenditures; potential future impairments of the Company’s assets; the amount and timing of any repurchases under the Company’s share repurchase authorization; liquidity and financing requirements, including funding sources and availability; changes in the Company’s or EQM’s credit ratings; projected net income attributable to noncontrolling interests, adjusted operating cash flow attributable to EQT, revenues and cash-on-hand; hedging strategy; the effects of government regulation and litigation; projected dividend and distribution amounts and rates; tax position and projected effective tax rate. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and in the Company's Form 10-K for the year ended December 31, 2016 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, is derived from publicly available information published by the partnerships.

2017 GUIDANCE

Based on current NYMEX natural gas prices of $3.34, the Company reiterates its current adjusted operating cash flow attributable to EQT to be approximately $1,280 million for 2017, which includes approximately $200 million from EQT’s interest in EQT GP Holdings, LP (NYSE: EQGP). See the Non-GAAP Disclosures section for important information regarding the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide projections of its 2017 net cash provided by operating activities and 2017 net income, the most comparable financial measures to adjusted operating cash flow attributable to EQT and total Production EBITDA, respectively, calculated in accordance with GAAP.

PRODUCTION
	Q1 2017	2017
Total production sales volume (Bcfe)	190 – 195	810 – 830
Liquids sales volume, excluding ethane (Mbbls)	2,520 – 2,540	10,100 – 10,500
Ethane sales volume (Mbbls)	845 – 865	3,100 – 3,300
Total liquids sales volume (Mbbls)	3,365 – 3,405	13,200 – 13,800

Marcellus / Utica Rigs		6 – 8
Top-hole rigs		5 – 7

Unit Costs ($ / Mcfe)
Gathering to EQT Gathering		$0.46 – 0.48
Transmission to EQT Transmission		$0.20 – 0.22
Third-party gathering and transmission*		$0.40 – 0.42
Processing		$0.15 – 0.17
LOE, excluding production taxes		$0.13 – 0.15
Production taxes		$0.07 – 0.09
SG&A		$0.17 – 0.19
DD&A		$1.06 – 1.08

Average differential ($ / Mcf)*	$(0.15) – (0.05)	$(0.60) – (0.50)

Pipeline and net marketing services ($MM)*	$5 – 15	$35 – 45

FINANCIAL
Net income attributable to noncontrolling interest ($MM)	$81 – 83	$335 – 345

Total Production EBITDA**		$1,160 - 1,180

*	EQT will utilize Rockies Express Pipeline capacity to transport a portion of its produced gas in 2017. In 2016, EQT resold a portion of and used a portion of the capacity for marketing activities. The shift is expected to result in better differentials, higher third-party gathering and transmission expenses, and lower net marketing service revenues, all else equal	.
**	Excludes non-cash derivative losses.

EQT CORPORATION AND SUBSIDIARIES Statements of Consolidated Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues:
Sales of natural gas, oil and NGLs	$522,099	$364,253	$1,594,997	$1,690,360
Pipeline and net marketing services	73,572	60,479	262,342	263,640
(Loss) gain on derivatives not designated as hedges	(216,649)	176,648	(248,991)	385,762
Total operating revenues	379,022	601,380	1,608,348	2,339,762

Operating expenses:
Transportation and processing	114,534	68,219	365,817	275,348
Operation and maintenance	21,441	18,014	73,266	69,760
Production	48,734	41,635	174,826	177,935
Exploration	4,026	29,817	13,410	61,970
Selling, general and administrative	76,119	60,762	272,747	249,925
Depreciation, depletion and amortization	244,972	219,425	927,920	819,216
Impairment of long-lived assets	66,687	118,217	66,687	122,469
Total operating expenses	576,513	556,089	1,894,673	1,776,623

Gain on sale / exchange of assets	8,025	-	8,025	-
Operating (loss) income	(189,466)	45,291	(278,300)	563,139

Other income	8,494	3,664	31,693	9,953
Interest expense	39,451	35,935	147,920	146,531
(Loss) income before income taxes	(220,423)	13,020	(394,527)	426,561
Income tax (benefit) expense	(111,638)	76,282	(263,464)	104,675
Net (loss) income	(108,785)	(63,262)	(131,063)	321,886
Less: Net income attributable to noncontrolling interests	83,173	71,317	321,920	236,715
Net (loss) income attributable to EQT Corporation	$(191,958)	$(134,579)	$(452,983)	$85,171

Earnings per share of common stock attributable to EQT Corporation:

Basic:
Weighted average common stock outstanding	172,906	152,633	166,978	152,398
Net (loss) income	$(1.11)	$(0.88)	$(2.71)	$0.56

Diluted:
Weighted average common stock outstanding	172,906	152,633	166,978	152,939
Net (loss) income	$(1.11)	$(0.88)	$(2.71)	$0.56
Dividends declared per common share	$0.03	$0.03	$0.12	$0.12

EQT CORPORATION PRICE RECONCILIATION

	Three Months Ended December 31,		Year Ended December 31,
in thousands (unless noted)	2016	2015	2016	2015
NATURAL GAS
Sales volume (MMcf)	175,290	141,352	683,495	547,094
NYMEX price ($/MMBtu) (a)	$2.98	$2.27	$2.47	$2.66
Btu uplift	$0.29	$0.20	$0.22	$0.25
Natural gas price ($/Mcf)	$3.27	$2.47	$2.69	$2.91

Basis ($/Mcf) (b)	$(0.88)	$(0.60)	$(0.81)	$(0.63)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	0.21	0.19	0.09	0.03
Average differential, including cash settled basis swaps ($/Mcf)	$(0.67)	$(0.41)	$(0.72)	$(0.60)

Average adjusted price ($/Mcf)	$2.60	$2.06	$1.97	$2.31
Cash settled derivatives (cash flow hedges) ($/Mcf)	0.11	0.36	0.13	0.47
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.11	0.55	0.31	0.28
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.82	$2.97	$2.41	$3.06

Natural gas sales, including cash settled derivatives	$493,934	$419,260	$1,649,831	$1,671,562

LIQUIDS
NGLs (excluding ethane):
Sales volume (MMcfe)(c)	15,512	11,977	57,243	51,530
Sales volume (Mbbls)	2,585	1,996	9,540	8,588
Price ($ / Bbl)	$27.55	$21.23	$19.43	$18.84
NGL sales	$71,217	$42,372	$185,405	$161,775
Ethane:
Sales volume (MMcfe)(c)	6,546	-	13,856	-
Sales volume (Mbbls)	1,091	-	2,309	-
Price ($ / Bbl)	$5.64	$-	$5.08	$-
Ethane sales	$6,152	$-	$11,742	$-
Oil:
Sales volume (MMcfe)(c)	1,051	1,208	4,373	4,458
Sales volume (Mbbls)	175	201	729	743
Price ($ / Bbl)	$40.79	$32.45	$34.73	$38.70
Oil sales	$7,148	$6,531	$25,312	$28,752

Total liquids sales volume (MMcfe)(c)	23,109	13,185	75,472	55,988
Total liquids sales volume (Mbbls)	3,851	2,197	12,578	9,331
Liquids sales	$84,517	$48,903	$222,459	$190,527

TOTAL PRODUCTION
Total natural gas & liquids sales, including cash settled derivatives (d)	$578,451	$468,163	$1,872,290	$1,862,089
Total sales volume (MMcfe)	198,399	154,537	758,967	603,082
Average realized price ($/Mcfe)	$2.92	$3.03	$2.47	$3.09

(a)	The Company's volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $2.98 and $2.27 for the three months ended December 31, 2016 and 2015, respectively; and $2.46 and $2.66 for the years ended December 31, 2016 and 2015, respectively).
(b)	Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Also referred to in this report as EQT Production adjusted operating revenues, a non- GAAP supplemental financial measure.

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
OPERATIONAL DATA

Sales volume detail (MMcfe):
Marcellus (a)	173,707	131,581	660,146	505,102
Other (b)	24,692	22,956	98,821	97,980
Total production sales volume (c)	198,399	154,537	758,967	603,082

Average daily sales volume (MMcfe/d)	2,157	1,680	2,074	1,652

Average realized price ($/Mcfe)	$2.92	$3.03	$2.47	$3.09

Gathering to EQT Gathering ($/Mcfe)	$0.46	$0.54	$0.48	$0.51
Transmission to EQT Transmission ($/Mcfe)	$0.22	$0.21	$0.20	$0.20
Third party gathering and transmission ($/Mcfe)	$0.39	$0.29	$0.32	$0.29
Processing ($/Mcfe)	$0.18	$0.15	$0.16	$0.17
Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.14	$0.18	$0.15	$0.19
Production taxes ($/Mcfe)	$0.10	$0.09	$0.08	$0.10
Production depletion ($/Mcfe)	$1.06	$1.24	$1.06	$1.18

DD&A (thousands):
Production depletion	$209,475	$191,910	$803,883	$713,651
Other DD&A	14,290	13,321	55,135	51,647
Total DD&A	$223,765	$205,231	$859,018	$765,298

Capital expenditures (thousands) (d)	$979,160	$401,162	$2,073,907	$1,893,750

FINANCIAL DATA (thousands)

Revenues:
Sales of natural gas, oil and NGLs	$522,099	$364,254	$1,594,997	$1,690,360
Pipeline and net marketing services	12,852	5,223	41,048	55,542
(Loss) gain on derivatives not designated as hedges	(216,649)	176,648	(248,991)	385,762
Total operating revenues	318,302	546,125	1,387,054	2,131,664

Operating expenses:
Gathering	106,076	89,918	413,758	330,562
Transmission	106,373	69,671	341,569	268,368
Processing	36,435	23,824	124,864	100,329
LOE, excluding production taxes	27,999	28,457	112,509	116,527
Production taxes	20,735	13,178	62,317	61,408
Exploration	4,026	29,842	13,410	61,970
SG&A	45,032	40,041	180,426	172,725
DD&A	223,765	205,231	859,018	765,298
Impairment of long-lived assets	6,939	118,217	6,939	122,469
Total operating expenses	577,380	618,379	2,114,810	1,999,656
Gain on sale/exchange of assets	8,025	-	8,025	-
Operating (loss) income	$(251,053)	$(72,254)	$(719,731)	$132,008

(a)	Includes Upper Devonian wells.
(b)	Includes 2,971 MMcfe and 2,442 MMcfe for the three months ended December 31, 2016 and 2015, respectively; and 14,612 MMcfe and 4,173 MMcfe of Utica sales volume for the years ended December 31, 2016 and 2015, respectively.
(c)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Includes cash capital expenditures of $638.4 million and non-cash capital expenditures of $83.9 million related to acquisitions during the three months ended December 31, 2016. Includes cash capital expenditures of $1,051.2 million and non-cash capital expenditures of $87.6 million related to acquisitions during the year-ended December 31, 2016.

EQT GATHERING RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenue	$90,110	$76,600	$339,237	$267,517
Volumetric based fee revenues:
Usage fees under firm contracts (a)	6,893	7,739	38,408	33,021
Usage fees under interruptible contracts	3,186	6,362	19,849	34,567
Total volumetric based fee revenues	10,079	14,101	58,257	67,588
Total operating revenues	100,189	90,701	397,494	335,105

Operating expenses:
Operating and maintenance	10,627	8,989	38,367	37,011
Selling, general and administrative	10,907	7,004	39,678	30,477
Depreciation and amortization	7,902	6,777	30,422	24,360
Total operating expenses	29,436	22,770	108,467	91,848

Operating income	$70,753	$67,931	$289,027	$243,257

OPERATIONAL DATA
Gathered volume (BBtu per day)
Firm capacity reservation	1,697	1,297	1,553	1,140
Volumetric based services (b)	285	430	420	485
Total gathered volume	1,982	1,727	1,973	1,625

Capital expenditures	$47,560	$43,109	$295,315	$225,537

(a)	Includes fees on volume gathered in excess of firm contracted capacity.
(b)	Includes volume gathered under interruptible contracts and volume gathered in excess of firm contracted capacity.

EQT TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation revenue	$87,813	$65,139	$277,816	$247,231
Volumetric based fee revenues:
Usage fees under firm contracts (a)	3,405	12,429	45,679	42,646
Usage fees under interruptible contracts	3,607	2,444	14,625	7,954
Total volumetric based fee revenues	7,012	14,873	60,304	50,600
Total operating revenues	94,825	80,012	338,120	297,831

Operating expenses:
Operating and maintenance	10,899	9,462	34,846	33,092
Selling, general and administrative	8,477	7,320	33,083	31,425
Depreciation and amortization	11,612	6,236	32,269	25,535
Total operating expenses	30,988	23,018	100,198	90,052

Operating income	$63,837	$56,994	$237,922	$207,779

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,054	1,730	1,651	1,841
Volumetric based services (b)	57	387	430	281
Total transmission pipeline throughput	2,111	2,117	2,081	2,122

Average contracted firm transmission reservation commitments (BBtu per day)	3,485	2,795	2,814	2,624

Capital expenditures	$38,092	$67,065	$292,049	$203,706

(a)	Includes commodity charges and fees on volume transported in excess of firm contracted capacity.
(b)	Includes volume transported under interruptible contracts and volume transported in excess of firm contracted capacity.

CONTACT:
EQT analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
EQT Midstream Partners / EQT GP Holdings analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com